SUBSCRIPTION AGREEMENT



La Crosse Funds, Inc.
311 Main Street
La Crosse, Wisconsin  54602

Gentlemen:

     The undersigned purchaser (the "Purchaser") hereby subscribes to the number of shares (the "Shares") of common stock of La Crosse Funds, Inc. (the "Company"), subject to adjustment as set forth below, as follows:

                                                   Aggregate
    Series         Number of      Per Share     Purchase Price
                     Shares          Price

La Crosse Large      10,000          $10            $100,000
Cap Stock Fund

     The undersigned acknowledges that the Number of Shares set forth above may be adjusted to reflect the per share price of the Company's common stock paid by the Company's initial public shareholders.

     It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent.
Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

     The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.

     Dated and effective as of the 11th day of December, 1998.


               Purchaser:  La Crosse Advisers, L.L.C.



               /s/ Gary M. Veldey
               -------------------------
               By:  Gary M. Veldey



                      ACCEPTANCE


     The foregoing subscription is hereby accepted.


     Dated and effective as of the 11th day of December, 1998.


               LA CROSSE FUNDS, INC.


               /s/ Steven J. Hulme
               -------------------------------
               By:  Steven J. Hulme, President